Exhibit 99.1

FOR IMMEDIATE RELEASE

Wednesday, October 21, 2015

Codorus Valley Bancorp, Inc.

Reports Third Quarter 2015 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) of $2,981,000 or $0.48 per share basic and diluted, for the quarter ended September 30, 2015, as compared to earnings of $3,149,000 or $0.52 per share basic and $0.51 per share diluted, for the third quarter of 2014. For the first nine months of 2015, earnings were $8,275,000 or $1.34 per share basic and $1.33 per share diluted, as compared to earnings of $8,845,000 or $1.52 per share basic and $1.49 per share diluted for the first nine months of 2014. Earnings per share as reported were adjusted for a 5 percent stock dividend declared by the Board of Directors of the Corporation on October 13, 2015, and payable on December 8, 2015, to shareholders of record at the close of business on October 27, 2015.

In addition to the stock dividend, the Board of Directors of the Corporation also declared a cash dividend of $0.13 per share, payable on November 10, 2015 to shareholders of record at the close of business on October 27, 2015. The Corporation’s total cash dividends declared during the four quarters of 2015 total $0.51, representing a $0.02 per share or 4 percent increase compared to $0.49 of cash dividends in 2014.

As of September 30, 2015, the Corporation’s total assets were nearly $1.4 billion, an increase of $183 million or 15 percent since December 31, 2014. The increase resulted from both the Corporation’s acquisition of $134 million of assets from Madison Bancorp, Inc. (Madison) in January of 2015, and commercial loan growth generated through PeoplesBank during the first nine months of the year.

“As we position our Company for the future, we continue to make strategic investments in personnel and our service facilities to meet the needs of our expanding client base.  These have supported growth in our core business banking activities, a higher volume of lower-cost deposits, and an increase in our fee-based services,” said Larry J. Miller, Chairman, President and CEO.  “We remain committed to deepening the relationships we have with our existing clients, including those who joined us after our acquisition of Madison Bancorp, Inc. earlier this year, and welcoming new clients to PeoplesBank as a result of the many competitive changes occurring in our market.”

Net interest income for the third quarter of 2015 was $12,022,000, an increase of 13 percent compared to $10,646,000 for the third quarter of 2014. For the first nine months of 2015, net interest income was $35,529,000 or an increase of 13 percent compared to $31,356,000 for the first nine months of 2014. The Corporation’s net interest margin was 3.82 percent for the first nine months of 2015, a slight decrease compared to the net interest margin of 3.83 percent for the same period in 2014. Interest income increased due to the higher volume of loans, including those acquired in the Madison transaction, as well as commercial loan growth. Interest expense on deposits decreased as the Corporation acquired lower-cost demand deposits to replace maturing higher-cost time deposits, while interest expense on long-term borrowings increased as the Corporation obtained additional wholesale borrowings from the FHLB of Pittsburgh to fund term commercial loan growth with a similar average life.

Noninterest income for the third quarter of 2015 was $2,342,000, an increase of 8 percent compared to noninterest income of $2,162,000 for the third quarter of 2014. For the first nine months of 2015, noninterest income was $6,833,000, an increase of 18 percent compared to noninterest income of $5,810,000 for the same period in 2014. Several sources contributed to the rise in noninterest revenues, including growth in trust and wealth management assets and related fees, a greater volume of mortgage originations and gains on loans sold, and increased deposit account service fees generated by higher transaction volumes and fee schedule changes. Also, noninterest income for the nine months ended September 30, 2015 included $492,000 of planned realized gains from sales of investment securities, as compared to the first nine months of 2014 when realized gains on sales of securities were $146,000.

The provision for loan losses for the third quarter of 2015 was $500,000, a $250,000 increase as compared to a provision of $250,000 for the third quarter of 2014. For the nine months ended September 30, 2015, the provision for loan losses was $2,300,000 compared to $1,100,000 for the first period of 2014. The increased provision for 2015 supported adequate loan loss reserve coverage given the Corporation’s commercial loan growth and higher loan balances outstanding through September 30, 2015.

Noninterest expense was $9,510,000 for the third quarter of 2015, an increase of 19 percent compared to $8,002,000 for the third quarter of 2014. For the first nine months of 2015, noninterest expenses totaled $28,067,000, an increase of 19 percent compared to $23,636,000 for the same period in 2014. Personnel and facility costs accounted for the majority of the increases, reflecting additional compensation, benefits, and occupancy expenses supporting the four acquired Madison financial centers, and the Shrewsbury, PA and Camp Hill, PA financial centers which were opened after the third quarter of 2014. Contributing to the noninterest expenses for the first nine months of 2015 was $474,000 of nonrecurring acquisition-related expenses, including one-time costs for systems conversion and integration, external legal and professional fees, and severance costs associated with the Madison transaction. For the same period in 2014, acquisition-related expenses were $211,000.

The third quarter of 2015 also included several important changes to the Board and management of the Corporation and PeoplesBank.

In August, Rodney L. Krebs retired from his role as Chairman of the Boards of both the Corporation and PeoplesBank after reaching the mandatory retirement age as set forth in the Corporation’s bylaws. Mr. Krebs had served as a director since December 1988, and was Chairman of both companies since November 2000. In connection with Mr. Krebs’ retirement, the Boards of Directors of both companies appointed Larry J. Miller to the position of Chairman in addition to his continued role as President and CEO of the Corporation and Bank. Additionally, the Boards appointed D. Reed Anderson, Esq., a current member of the Boards, as Vice Chairman and Lead Director.

In September, the Corporation announced that Brian Brunner joined the Board of Directors of PeoplesBank. Mr. Brunner has over thirty years of experience in the financial services industry and is currently the Division President of Account and Item Processing Sales within the Global Sales Organization of Fiserv, Inc., a leading provider of financial services technology. Most recently, he served as an independent director on the board of Madison Bancorp, Inc., which was acquired by Codorus Valley Bancorp, Inc. on January 16, 2015.

Also in September, the Corporation welcomed A. Dwight Utz as Executive Vice President and Chief Operating Officer of both PeoplesBank and the Corporation.  As Chief Operating Officer and a member of the senior management group, Mr. Utz will assume overall responsibility for PeoplesBank's primary sales and services divisions and administrative support functions. Mr. Utz comes to PeoplesBank from the former East Carolina Bank where he served as President and Chief Executive Officer.  Prior to his service at East Carolina Bank, he served in various leadership roles with MidSouth Bank, PNC Bank, and the former Central Pennsylvania-based CCNB Bank.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty-five financial centers located in York and Cumberland Counties in Pennsylvania, and in Baltimore, Harford, and Carroll Counties in Maryland. Additional information can be found on the Bank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Capital Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Larry J. Miller, Chairman, President and CEO	Michael D. Peduzzi, CPA - Treasurer
717-747-1500	717-747-2428
lmiller@peoplesbanknet.com	mpeduzzi@peoplesbanknet.com

# # #

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Interest income	$14,117	$12,670	$41,609	$37,447
Interest expense	2,095	2,024	6,080	6,091
Net interest income	12,022	10,646	35,529	31,356
Provision for loan losses	500	250	2,300	1,100
Noninterest income	2,342	2,162	6,833	5,810
Noninterest expense	9,510	8,002	28,067	23,636
Income before income taxes	4,354	4,556	11,995	12,430
Provision for income taxes	1,343	1,377	3,630	3,441
Net income	3,011	3,179	8,365	8,989
Preferred stock dividends	30	30	90	144
Net income available to common shareholders	$2,981	$3,149	$8,275	$8,845
Basic earnings per common share	$0.48	$0.52	$1.34	$1.52
Diluted earnings per common share	$0.48	$0.51	$1.33	$1.49

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	September 30,	December 31,	September 30,
	2015	2014	2014
Cash and short term investments	$72,033	$31,094	$34,231
Investment securities	215,706	216,973	233,513
Loans	1,056,257	920,554	892,645
Allowance for loan losses	(12,380)	(11,162)	(10,713)
Net loans	1,043,877	909,392	881,932
Premises and equipment, net	22,812	18,471	15,173
Goodwill	2,421	0	0
Other assets	40,227	37,916	38,791
Total assets	$1,397,076	$1,213,846	$1,203,640

Deposits	$1,094,643	$954,973	$959,095
Borrowed funds	167,664	132,590	121,806
Other liabilities	9,325	7,843	6,883
Shareholders' equity	125,444	118,440	115,856
Total liabilities and shareholders' equity	$1,397,076	$1,213,846	$1,203,640

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2015	2015	2015	2014	2014	September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2015	2014
Earnings and Per Share Data (1) (in thousands, except per share data)
Net income available to common shareholders	$2,981	$2,890	$2,404	$2,750	$3,149	$8,275	$8,845
Basic earnings per common share	$0.48	$0.47	$0.39	$0.45	$0.52	$1.34	$1.52
Diluted earnings per common share	$0.48	$0.46	$0.39	$0.44	$0.51	$1.33	$1.49
Cash dividends paid per common share	$0.124	$0.119	$0.119	$0.113	$0.113	$0.362	$0.331
Tangible book value per common share	$17.95	$17.50	$17.32	$17.39	$17.04	$17.95	$17.04
Book value per common share	$18.34	$17.90	$17.72	$17.39	$17.04	$18.34	$17.04
Average common shares outstanding	6,182	6,159	6,128	6,100	6,070	6,157	5,822
Average diluted common shares outstanding	6,242	6,227	6,207	6,188	6,170	6,226	5,931

Performance Ratios (%)
Return on average assets (2)	0.87	0.87	0.75	0.91	1.05	0.83	1.01
Return on average equity (2)	9.68	9.55	8.18	9.45	11.03	9.15	10.48
Return on average realized equity (2)(3)	9.85	9.77	8.39	9.67	11.33	9.35	10.77
Net interest margin (4)	3.71	3.83	3.93	3.87	3.80	3.82	3.83
Efficiency ratio (5)	65.00	62.45	68.19	66.05	61.17	65.19	61.70
Net overhead ratio (2)(7)	2.10	2.04	2.33	2.25	1.98	2.16	2.02

Asset Quality Ratios (%)
Net loan charge-offs to average loans (2)	0.03	0.10	0.29	0.02	0.00	0.14	0.05
Allowance for loan losses to total loans (6)	1.17	1.15	1.12	1.21	1.20	1.17	1.20
Nonperforming assets to total loans and foreclosed real estate	0.77	0.98	0.99	1.22	1.27	0.77	1.27

Capital Ratios (%)
Average equity to average assets	8.98	9.14	9.13	9.63	9.56	9.08	9.62
Tier 1 leverage capital ratio	9.45	9.62	9.64	10.32	10.25	9.45	10.25
Tier 1 risk-based capital ratio	12.15	12.04	12.08	13.24	13.25	12.15	13.25
Total risk-based capital ratio	13.31	13.16	13.18	14.42	14.40	13.31	14.40

(1) per share amounts and shares outstanding were adjusted for common stock dividends

(2) annualized for the quarterly periods presented

(3) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) excludes loans held for sale

(7) noninterest expense less noninterest income as a percentage of average assets